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                                                                   EXHIBIT 12.1

                          EARLE M. JORGENSEN COMPANY

        STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (dollars in thousands)

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
                                                                                  Year Ended March 31,
                                                                                 -----------------------
                                                                                  2000    2001    2002
                                                                                 ------- ------- -------
Income before income taxes...................................................... $25,796 $19,021 $ 5,809
  Fixed charges to be added back to earnings:
   Interest and debt expense, including capitalized interest....................  42,231  46,034  43,025
   Rentals (one-third of all rent and related costs charged to income)..........   5,524   6,601   7,118
                                                                                 ------- ------- -------
       Total fixed charges......................................................  47,755  52,635  50,143

Less capitalized interest.......................................................      --      --     316
                                                                                 ------- ------- -------
Earnings before income taxes and fixed charges, excluding capitalized interest.. $73,551 $71,656 $55,636
                                                                                 ======= ======= =======
Ratio of earnings to fixed charges..............................................    1.54    1.36    1.11
                                                                                 ======= ======= =======
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